Exhibit 3.1

Certificate of dESIGNATION

OF

pREFERENCES, RIGHTS and limitations OF

SERIES A Mandatorily convertible voting PREFERRED STOCK

of

Salon media group, inc.

(Pursuant To Sections 151 and 242 of the General Corporation Law of the State of Delaware)

The undersigned Jordan Hoffner, President and Chief Executive Officer of Salon Media Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, certifies:

1. He is the duly elected and acting Chief Executive Officer of the Corporation;

2. The Restated Certificate of Incorporation of the Corporation authorizes Five Million (5,000,000) shares of preferred stock, par value $0.001, per share; and

3. The following is a true and correct copy of the resolutions duly adopted by the Board of Directors (the “Board of Directors”) of the Corporation at a meeting of the Board of Directors dated January 24, 2017, which constituted all requisite actions on the part of the Corporation with respect to the authorization of the filing of this Certificate of Designation.

RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, voting powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as follows:

Section 1.     DESIGNATION AND AMOUNT.

There is hereby established out of the authorized but unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Mandatorily Convertible Voting Preferred Stock” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall have a par value of $0.001 per share. The number of shares constituting the Series A Preferred Stock shall be 2,865,623 shares.

Section 2.     DIVIDENDS.

Holders shall not be entitled to receive any dividends on shares of Series A Preferred Stock.

Section 3.     LIQUIDATION.

(a)     Liquidation defined. “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately prior to such merger or consolidation own less than fifty percent (50%) of the voting stock of the surviving corporation immediately following such merger or consolidation, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

(b)     Preference. The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), and by reason of their ownership thereof, an amount per share equal to two (2) times the Original Issue Price of $1.24 per share of Series A Preferred Stock (as adjusted for any for any stock split, stock dividend, recapitalization or similar event). If the assets and funds available for distribution are insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to this Section 3(b).

(c)     Remaining Assets. After payment of the full preferential amounts has been made to the holders of the Series A Preferred Stock pursuant to this Certificate of Designation, if any remaining assets of the Corporation are available for distribution to stockholders, the holders of Common Stock and Series A Preferred Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to stockholders ratably in proportion to the shares of Common Stock then held by them and the shares of Common Stock to which they have the right to acquire upon conversion of the shares of Series A Preferred Stock held by them.

(d)     Consent to Distributions. Each holder of Series A Preferred Stock shall be deemed to have consented to distributions made by the Corporation or its subsidiaries in connection with the repurchase of shares of the Corporation’s capital stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.

Section 4.     VOTING RIGHTS.

The holders of the shares of Series A Preferred Stock shall vote together with the Common Stock as though part of that class and shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock could be converted under Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of shares of Series A Preferred Stock shall be entitled to vote as a separate class on any matter as to which such class would be entitled to vote under applicable law. Notwithstanding anything to the contrary contained in this Certificate of Designation, the voting rights of holders of Series A Preferred Stock as described in this Section, shall terminate and cease to be of any effect, at the Mandatory Conversion Time (as defined in Section 5(a) below), and such holders shall then have voting rights as holders of Common Stock with respect to the number of shares of Common Stock into which the shares of Series A Preferred Stock automatically converted.

Section 5.     CONVERSION.

(a)     Mandatory Conversion. Upon the Corporation filing the Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware in accordance with that certain Purchase Agreement (the “Purchase Agreement”) made as of the 24th day of January, 2017, by and among the Company and the “Purchasers” identified therein for the sale and issuance of the Series A Preferred Stock (the time of such filing referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock (the “Mandatory Conversion”), at the then effective conversion rate as calculated pursuant to Section 5(c) and (ii) such shares may not be reissued as shares of such series by the Corporation.

(b)      Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5(b). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 5(a), including the rights, if any, to receive notices and vote (other than notice of the Mandatory Conversion Time or as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(c)     Conversion Ratio. Each share of Series A Preferred Stock shall be convertible at the Mandatory Conversion Time into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $0.0124 per share. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock at the Mandatory Conversion Time, shall be subject to adjustment as provided in this Section 5.

(d)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock.

(e)     Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(f)     No Dilution or Impairment. Without the consent of the holders of Series A Preferred Stock in accordance with Section 7, the Corporation will not amend this Certificate of Designation or participate in any reorganization, recapitalization, transfer of assets, consolidation merger, dissolution issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

(g)     Status of Converted Shares. No shares of Series A Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

(h)     Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which shares of Series A Preferred Stock was first issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(i)     Adjustment for Certain Dividends and Distributions Payable in Common Shares. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(j)     Adjustment for Merger or Reorganization, Etc. Subject to the provisions of Section 3, if there shall occur any reorganization recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not one or more series of Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price of such Series A Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Series A Preferred Stock. For the avoidance of doubt, nothing in this Section 5(j) shall be construed as preventing the holders of Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law of Delaware in connection with a merger triggering an adjustment hereunder, nor shall this Section 5(j) be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

(k)     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock, if any, and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

Section 6.     NOTICES.

All notices, requests and other communications shall be in writing addressed to the Corporation at its principal office or to the holders of Series A Preferred Stock at their addresses appearing on the stock ownership records of the Corporation and delivered by a nationally recognized overnight mail carrier, certified mail return receipt requested or facsimile. Any notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered 3 days after mailing. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

Section 7.     AMENDMENTS AND WAIVERS.

Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred Stock set forth herein may be amended and the observation thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all holders of Series A Preferred Stock.

*        *        *

RESOLVED FURTHER, that each of the Chairman of the Board, the President or any Vice President, and the Secretary, the Chief Financial Officer or any Assistant Secretary or Assistant Treasurer of the Corporation is authorized to execute, acknowledge and file the certificate of designation for the Series A Preferred Stock in accordance with Section 103 of the Delaware General Corporation Law.”

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IN WITNESS WHEREOF, I have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the Corporation and that the facts stated herein are true as of January 24, 2017.

/s/ Jordan Hoffner
Jordan Hoffner
President and Chief Executive Officer.

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